Exhibit 10.18

August 21, 2014

Lee Kalowski

207 East 74th St., PH-D

New York, NY 10021

Dear Lee:

It is my pleasure to extend to you this offer of employment with Tokai Pharmaceuticals, Inc. (the “Company”). On behalf of the Company, I set forth below the terms of your employment:

1.	Employment. You will be employed to serve on a full-time basis as Chief Financial Officer effective September 2, 2014. As Chief Financial Officer, you will be responsible for such duties as are consistent with such position, plus any other duties as may from time to time be assigned to you by the Company. You shall report to the Chief Executive Officer or his/her designee, and you agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company. You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

2.	Base Salary. Your base salary will be at the rate of $13,333.33 per semi-monthly pay period (which if annualized equals three hundred twenty thousand dollars), less all applicable taxes and withholdings, to be paid in installments in accordance with the Company’s regular payroll practices. Such base salary may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company.

3.	Sign On Bonus. Your signing bonus will be in the amount of $45,000 payable in the first full pay period following the commencement of your employment, less all applicable taxes and withholdings.

4.	Discretionary Bonuses. Following the end of each calendar year and subject to the approval of the Company’s Board of Directors (the “Board”), you will be eligible for a retention and performance bonus of up to 30% of your annualized base salary, based on your performance and the Company’s performance during the applicable calendar year, as determined by the Company in its sole discretion. In any event, you must be an active employee of the Company on the date any bonus is distributed in order to be eligible for and to earn any such bonus award, as it also serves as an incentive to remain employed by the Company.

5.	Relocation. In order to assist with your relocation to Massachusetts, the Company will reimburse you up to $30,000 for all reasonable relocation expenses incurred by you prior to September 1, 2015, including costs incurred by you in maintaining a temporary residence in the Greater Boston Area, following your submission of documentation evidencing such expenses. If, within 12 months following your first day of employment, you resign or the Company terminates your employment for Cause (as defined below), you will be obligated to repay to the Company, within thirty (30) days following your separation, a pro rata portion (based on the number of days you were employed) of the relocation expenses for which you were reimbursed.

6.	Equity. Effective upon the day following the effectiveness of the Company’s Registration Statement on Form S-1 (the “Registration Statement”) for its initial public offering (the “IPO”), you will receive an option (the “Option”) to purchase a number of shares of the Company’s Common Stock equal to 1% of the number of shares of Common Stock outstanding upon the effectiveness of the Registration Statement (including for this purpose, the shares of Common Stock to be issued at the closing for the IPO and the shares of Common Stock issuable upon conversion of the then outstanding Preferred Stock of the Company). The Option shall have an exercise price per share equal to the price at which the Company sells shares of Common Stock to the public in the IPO (the “Option”). The Option would be granted pursuant and subject to the terms of a stock option agreement to be entered into with the Company and under the Company’s 2014 Stock Incentive Plan (the “Option Agreement”). The Option Agreement will provide that the Option will vest with respect to the first twelve and a half percent (12.5%) of the Option on March 1, 2015 and with respect to the balance of the Option in 42 equal monthly installments on the first day of each month thereafter, subject to your continued employment with the Company through each vesting date.

In addition, effective upon the day following the effectiveness of the Registration Statement, you will be granted an award of a number of restricted stock units equal to 0.25% of the number of shares of Common Stock outstanding upon the effectiveness of the Registration Statement (including for this purpose, the shares of Common Stock to be issued at the closing for the IPO and the shares of Common Stock issuable upon conversion of the then outstanding Preferred Stock of the Company) pursuant and subject to the terms of a restricted stock unit agreement entered into with the Company under the Company’s 2014 Stock Incentive Plan (the “Restricted Stock Unit Agreement”). Under the Restricted Stock Unit Agreement, upon the vesting of the award, the Company will deliver to you for each restricted stock unit that becomes vested one share of Common Stock (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations and similar events affecting the Common Stock after the date hereof); provided, however, that, if agreed by you and the Company in light of your inability to sell shares of Common Stock necessary to pay the Company the applicable withholding taxes, the Company may withhold the amount of shares of Common Stock that the Company determines necessary to pay applicable withholding taxes. In addition, under the Restricted Stock Unit Agreement, the award will vest with respect to the first twelve and a half percent (12.5%) of the restricted stock units on the first trading day of the month following the month during which the lock-up agreement entered into in connection with the IPO expires and with respect to the balance of the restricted stock units in seven equal installments with the first such installment vesting on September 1, 2015 and the remaining installments vesting on the first day of each six-month period thereafter, subject to your continued employment with the Company through each vesting date.

The Option Agreement and the Restricted Stock Unit Agreement will also provide as follows:

a. in the event that a Change in Control Event (as defined in such Agreements) occurs or a definitive agreement that results in a Change of Control Event is entered into, in either case, prior to February 28, 2015, then immediately prior to the Change in Control Event, (i) the Option with respect to 50% of the underlying shares originally covered by the Option (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations and similar events affecting the Common Stock after the date hereof) will terminate and be of no further force or effect, and the balance of the Option shall continue in force or effect as if it had originally been granted for a number of shares equal to 50% of the underlying shares originally covered by the Option (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations and similar events affecting the Common Stock after the date hereof), and (ii) 50% of the restricted stock units (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations and similar events affecting the Common Stock after the date hereof) will be cancelled, and the balance of the restricted stock units will continue to vest as if the restricted stock unit award had originally been granted for a number of restricted stock units equal to 50% of the restricted stock units originally granted (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations and similar events affecting the Common Stock after the date hereof); and

b. if, on or prior to the first anniversary of the date of the consummation of a Change of Control Event, your employment with the Company is terminated by the Company without Cause or by you for Good Reason (as such terms are defined in such Agreements), all of the Option and the restricted stock units shall automatically vest in full.

You may also be eligible for other grants of stock or stock options as determined by and in the sole discretion of the Board. The Company anticipates that, subject to Board approval, grants of stock or stock options may be made following the initial public offering as part of a review of the Company’s executives’ compensation. Nothing in this section shall affect your status as an employee at will, as set forth below.

7.	Benefits. You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those programs. Benefits are subject to change at any time in the Company’s sole discretion.

8.	Business Expenses: The Company will reimburse you for all submitted reasonable and documented business expenses in accordance with Company policy.

9.	Vacation. You will be eligible for a maximum of 20 days of paid vacation per calendar year to be taken at such times as may be approved in advance by the Company. The number of vacation days for which you are eligible shall accrue at the rate of 1.67 days per month that you are employed during such calendar year. Pursuant to Company policy, vacation time cannot be carried over from year to year.

10.	Confidentiality, Inventions, Non-Competition and Non-Solicitation Agreement. You will be required to execute the attached Confidentiality, Inventions, Non-Competition and Non-Solicitation Agreement (the “Non-Competition Agreement”) as a condition of employment.

11.	No Conflict. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this offer letter.

12.	Proof of Legal Right to Work. You agree to provide to the Company, within three (3) days of your date of hire, documentation proving your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

13.	At-Will Employment. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Chief Executive Officer of the Company, which expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as otherwise explicitly set forth herein. This letter supersedes all prior understandings, whether written or oral, relating to the terms of your employment.

14.	Termination Without Cause

a.

Severance. In the event the Company terminates your employment without “Cause”, then, subject to the terms and conditions set forth in Exhibit A, and provided that you have been employed by the Company for at least (6) months, and provided further that you execute and return to the Company a severance and release of claims agreement provided by and satisfactory to the Company (the “Severance Agreement”) and such Severance Agreement becomes binding and enforceable within 60 calendar days after your termination of employment, the Company will, during the “Severance Period” (as defined below), continue to pay to you as severance pay your then current base salary in accordance with the Company’s then current payroll practices. As used herein, the “Severance Period” shall commence on the Company’s first payroll cycle beginning after your Severance Agreement becomes binding (the “Effective Date”), and shall continue until the earlier of (x) the six-month anniversary of the Effective Date, and (y) the date on which you commence employment with or begin providing services to another person, employer, or entity, provided that if the foregoing 60-day period would end in a calendar year subsequent to the year in which your employment ends, payments will not be made before the first payroll period of the subsequent year. You are required to immediately provide the Company with written notice upon your commencement of employment with or provision of services to another person, employer or entity. Any severance pay hereunder will be subject to all applicable taxes and withholdings. You shall not be entitled to any severance pay if your employment is terminated by the Company for Cause, or if you resign your employment with the Company for any reason.

b.	Cause. For purposes of this Section 14, the term “Cause” means: (a) your conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (b) a good faith finding by the Company that you have (i) engaged in dishonesty, willful misconduct or gross negligence,(ii) breached or threatened to breach the Non-Competition Agreement, (iii) violated Company policies or procedures, and/or (iv) failed to perform your assigned duties to the Company’s satisfaction, following notice of such failure by the Company and a period of fifteen (15) days to cure.

15.	Entire Agreement. This letter, together with the Non-Competition Agreement, the Option Agreement and the Restricted Unit Agreement, constitute the entire agreement between you and the Company pertaining to their subject matter, and supersede all previous written or oral representations, agreements and understandings between you and the Company related to the subject matter of this letter and those agreements.

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If this letter correctly sets forth the terms under which you will be employed by the Company, please sign the enclosed duplicate of this letter in the space provided below and return it to me, along with a signed copy of the Non-Competition Agreement. If you do not accept this offer by August 28, 2014, the offer will be deemed withdrawn.

Sincerely,

By:	/s/ Jodie Morrison
Jodie Morrison
Chief Executive Officer

The foregoing correctly sets forth the terms of my at-will employment with Tokai Pharmaceuticals, Inc. I am not relying on any representations other than those set forth above.

/s/ Lee H. Kalowski	21 – Aug – 2014
Lee Kalowski	Date

Exhibit A

Payments Subject to Section 409A

1. Subject to this Exhibit A, payments or benefits under Section 14(a) of the offer letter shall begin only following the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under Section 14(a) of the offer letter, as applicable:

(a) It is intended that each installment of the payments and benefits provided under Section 14(a) of the offer letter shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986 and the guidance issued thereunder (“Section 409A”). Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 14(a) of the offer letter.

(c) If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i) Each installment of the payments and benefits due under Section 14(a) of the offer letter that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of the offer letter, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of your tax year in which the separation from service occurs and the 15th day of the third month following the end of the Company’s tax year in which the separation from service occurs; and

(ii) Each installment of the payments and benefits due under Section 14(a) of the offer letter that is not described in this Exhibit A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation Section 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

2. The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Exhibit A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3. All reimbursements and in-kind benefits provided under the offer letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.

4. The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the offer letter (including this Exhibit) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.